NOTICE OF REDEMPTION

Mueller Water Products, Inc.
8¾% Senior Notes due 2020
CUSIP No. 624758AD0*

NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of Article 3 of the Indenture, dated as of August 26, 2010 (as amended or supplemented, the “Indenture”), among Mueller Water Products, Inc. (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), that the Company shall redeem in part (the “Redemption”) pursuant to Section 3.07 of Article 3 of the Indenture and Section 5 of the Notes (as defined below) on February 22, 2013 (the “Redemption Date”), at a redemption price equal to 103% of the principal amount of the Notes, $22,500,000 aggregate principal amount of the Company's 8¾% Senior Notes due 2020 (the “Notes”), together with accrued and unpaid interest on such Notes to be redeemed on the Redemption Date. The redemption price of the Notes and the accrued and unpaid interest thereon to the Redemption Date (together, the “Redemption Payment”) are as follows**:

Series	Redemption price, per $1,000 of principal amount of Notes	Accrued interest per $1,000 of principal amount of Notes from September 1, 2012 to the Redemption Date	Redemption Payment per $1,000 of principal amount of Notes
8¾% Senior Notes due 2020	$1,030.00	$41.56	$1,071.56

The publication date will be January 23, 2013.

PLEASE TAKE FURTHER NOTICE that in order to receive the Redemption Payment, the Notes must be surrendered to the Trustee, as the paying agent (the “Paying Agent”), at the appropriate address set forth below, by such method as you deem appropriate. After the Redemption Date upon surrender of any Notes redeemed in part, a new Note or Notes in principal amount equal to the unredeemed portion will be issued upon cancellation of the original Note surrendered to the Trustee. If you mail your Notes, we recommend that for your own protection you may want to use registered mail, return receipt requested.

By First Class/ Registered/Certified Mail	By Express/Overnight Delivery	By Hand or In Person
The Bank of New York Mellon Trust Company, N.A., as trustee c/o The Bank of New York Mellon P.O. Box 396 East Syracuse, New York 13057 Attn: Corporate Trust Operations	The Bank of New York Mellon Trust Company, N.A., as trustee c/o The Bank of New York Mellon 111 Sanders Creek East Syracuse, New York 13057 Attn: Corporate Trust Operations	The Bank of New York Mellon Trust Company, N.A., as trustee c/o The Bank of New York Mellon 101 Barclay Street New York, New York 10286 Attn: Trust Services Window

* The CUSIP numbers and ISIN numbers have been assigned to this issue by Standard & Poor's Corporation and are included solely for the convenience of the holders of the Notes and no representation is hereby made regarding their correctness or accuracy.
** Unredeemed portion of any Holder's Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof.

PLEASE TAKE FURTHER NOTICE that, unless the Company defaults in making the Redemption Payment, interest on Notes called for redemption will cease to accrue on and after the Redemption Date.

Under current United States federal income tax law, a Paying Agent making payment of interest or principal on the Notes may be obligated to withhold on the payment of the interest or principal payable to a holder of such Notes. Holders of Notes who are United States persons as defined in the Internal Revenue Code of 1986, as amended, who wish to avoid the application of these provisions should submit a completed IRS Form W-9 when presenting the Notes for payment and Holders of Notes who are not United States persons should submit an appropriate IRS Form W-8.

Any questions regarding the foregoing may be directed to The Bank of New York Mellon Trust Company, N.A., at:

111 Sanders Creek Parkway
East Syracuse, New York 13057
Attn: Bond Redemption Unit - Corporate Trust Operations
Tel: 1-800-254-2826

Mueller Water Products, Inc.
Dated: January 18, 2013